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                                                                    EXHIBIT 99.1

                                JagNotes.com Inc.


For Immediate Release:

Contacts:
Stephen J. Schoepfer, EVP & COO
JagNotes.com Inc.
(609) 638-3101
steve@jagnotes.com

    JagNotes.com Inc. Announces Procedures for Exchange of Stock Certificates
                  Pursuant to Approved Plan of Recapitalization

Boca Raton, FL, March 5, 2002 -- JagNotes.com Inc. (OTC B.B: JNOT) announced today procedures for stockholders to exchange their stock certificates representing shares of the Company's current common stock for the new Class A common stock and Series 1 Class B common stock of JAG Media Holdings, Inc. that will be issued pursuant to the Company's recapitalization plan, which was approved by stockholders of the Company at a special meeting held on February 21, 2002. Under the plan, for each one and one-tenth (1.1) share of common stock, stockholders will receive one (1) share of Class A common stock and one-tenth (1/10th) share of Series 1 Class B common stock, which is convertible, on a one-for-one basis, into Class A common stock.

The recapitalization will become effective immediately upon acceptance of filing of a certificate of amendment to the JagNotes.com Inc. Articles of Incorporation in Nevada. As of such effectiveness, all shares of issued and outstanding common stock will cease to represent an interest in the Company and will only represent a right to be exchanged for new shares of Class A and Series 1 Class B common stock of the Company. The recapitalization plan also calls for the current common stock to be deregistered once the reclassification is effective and the new Class A and Series 1 Class B common stock is registered with the SEC on Form 8-A. The Company intends to qualify the new Class A common stock for trading no later than April 8, 2002. The Company does not anticipate that the Series 1 Class B common stock will be publicly traded and will, accordingly, not obtain a CUSIP number for such shares.

To obtain new stock certificates evidencing their interest in JAG Media Holdings, Inc., stockholders must do the following:

         1. If you do not already have possession of a stock certificate evidencing your interest in the current JagNotes.com Inc. common stock you should immediately contact your broker and request that they promptly obtain and deliver the certificate to you registered in your name.

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              Note: The Company believes that its existing common stock
              continues to be subject to abnormally high short selling by speculators, who may also be engaging in a practice commonly known as a "naked short" sale, which means that certain brokers may have permitted their short selling customers to sell shares they do not own and may have failed to borrow shares for delivery to the purchaser of the shares. Consequently, there may be a substantial number of purchasers who believe they are stockholders of the Company but who, in fact, would not be stockholders since their brokers may never have received any shares of JagNotes for their account. Accordingly, in order to ensure their right to receive the new stock certificates for the Class A common stock and Series 1 Class B common stock of JAG Media Holdings, Inc., stockholders should obtain stock certificates and exchange them for the new JAG Media Holdings, Inc. stock certificates in accordance with the procedures outlined below.

         2. Once you receive the stock certificate, you must transmit the certificate directly to the Company's transfer agent, Computershare Investor Services, upon or shortly prior to effectiveness of the recapitalization, using a "transmittal form" prepared solely for use in connection with the recapitalization. This transmittal form will be available, prior to the effective date of the recapitalization, on the Company's website at www.jagnotes.com or directly from the transfer agent at Computershare Investor Services, 12039 W. Alameda Parkway Z-2, Lakewood, CO 80226, Tel: (800) 962-2484/Fax: (303) 986-2444. The
              transmittal form will also be mailed to record holders prior to such effective date, so you will receive one in the mail if you hold a physical stock certificate. The transmittal form contains more detailed instructions regarding the transmittal of your certificate to the transfer agent.

         3. After the transfer agent has received the transmittal form with your stock certificate and the recapitalization has become effective it will send to you your new certificates of Class A common stock and Series 1 Class B common stock representing your interest in JAG Media Holdings, Inc.


About JagNotes.com Inc.

JagNotes.com Inc. is a leading provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company is now offering through its wholly-owned subsidiary, JAG Company Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at www.jagnotes.com and www.thecompanyvoice.com.


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Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.